EXHIBIT 99.1

Adept Technology Reports Fiscal Year 2014 Fourth Quarter and Full Year Results

  4% Increase in Fourth Quarter Revenues, 23% for Full Year 2014;
  $(0.03) Fully Diluted Loss Per Share for the Quarter

PLEASANTON, Calif., August 25, 2014 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent robots, autonomous mobile solutions and services, today announced its fiscal 2014 fourth quarter and full year financial results.

Fiscal 2014 Fourth Quarter Highlights

  Revenue of $14.3 million increased 4% compared with the 2013 fourth quarter.
  Gross margin of 46.3% expanded 30 basis points over the 2013 fourth quarter.
  Operating loss was $0.5 million, consistent with the 2013 fourth quarter operating loss.

"Fiscal 2014 represented an inflection point for Adept. During the year we stabilized the business, lowered our breakeven point, introduced new and compelling products, and demonstrated sustained growth. As we have indicated in the past, the path to position Adept to profitably grow over the long term will not be a straight line. While I am very pleased with the initial orders we received from new mobile customers in the quarter, some of which have the potential to turn into very large opportunities for us, and the 27% growth we saw in Europe, I am less than satisfied with the sales performance in the U.S. where our fixed business declined significantly in the quarter. We have taken several actions to improve performance in the U.S., including new leadership and go to market strategies," said Rob Cain, Adept's President and CEO. "With improvements in the U.S., the historical strength of Europe and the growth opportunities for Asia and mobile, I remain extremely optimistic about the long term prospects for Adept."

Fourth Quarter Fiscal 2014 Results

Revenues for the fourth quarter of fiscal 2014 were $14.3 million, compared with $13.7 million in 2013. Gross margin for the fourth quarter was 46.3%, compared with 46.0% in 2013. Operating expenses were $7.1 million, compared to $6.8 million in 2013. The Company's operating loss for the fourth quarter was $0.5 million in both 2014 and 2013. In the 2014 fourth quarter, Adept reported GAAP net loss attributable to common shareholders of $0.4 million, or $0.03 per share. This compares with a net loss of $0.1 million, or a loss of $0.01 per share, in 2013. Adept's non-GAAP adjusted EBITDA was $0.3 million in the 2014 fourth quarter, compared with an adjusted EBITDA of $0.2 million in 2013. A discussion of this non-GAAP measure and reconciliation to the applicable GAAP measure is included below. Adept's cash and cash equivalents at June 30, 2014 totaled $7.6 million, compared to cash and cash equivalents of $6.3 million at June 30, 2013, and the Company did not draw on its credit facility.

Fiscal 2014 Results

Revenues for fiscal 2014 were $57.5 million, compared with $46.8 million in 2013. Gross margin for the year was 46.3%, compared with 40.8% in 2013. Operating expenses were $27.0 million, compared to $29.5 million in 2013. The Company's operating loss for the year was $0.3 million in 2014 and $10.4 million in 2013. In 2014, Adept reported GAAP net loss attributable to common shareholders of $0.8 million, or $0.07 per share. This compares with a net loss of $10.3 million, or a loss of $0.99 per share, in 2013. Adept's non-GAAP adjusted EBITDA was $3.1 million in 2014, compared with an adjusted EBITDA loss of $5.6 million in 2013.

Quarterly Conference Call (August 25, 2014)

Rob Cain, President and Chief Executive Officer, and Seth Halio, Chief Financial Officer, will host an investor conference call on Monday, August 25, 2014 at 5:00 P.M. Eastern Time, to review the Company's financial and operating performance for fiscal 2014. The call may also include statements regarding the Company's anticipated future operational activities. These statements will be forward-looking, and actual results may differ materially. The Company intends to continue its practice of not updating forward-looking statements. The call can be accessed by dialing 1-888-481-2844. International callers can dial 1-719-325-2244. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.adept.com in the Investor Relations section of our website. A webcast archive will also be available following the call's conclusion until the Company reports its financial results for its fiscal 2015 first quarter.

Company Profile

Adept is a global, leading provider of intelligent robots, autonomous mobile solutions and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing, and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including medical, electronics, food and semiconductor; as well as to traditional industrial markets including machine tool automation and automotive components. More information is available at www.adept.com. All trade names are either trademarks or registered trademarks of their respective holders.

Use of Non-GAAP Financial Information

In addition to presenting GAAP net income (loss), we present non-GAAP adjusted EBITDA (loss), which we define as earnings before (to the extent otherwise applicable) interest expense, income taxes, depreciation and amortization, intangibles and goodwill impairment charges, merger and acquisition related expenses, stock compensation expense, and restructuring charges as a relevant measure of performance approximating operating cash flow, a metric commonly used among technology companies. We believe that this provides meaningful supplemental information to our investors regarding our ongoing operating performance. Adjusted EBITDA (loss) should be considered in addition to, and not as a substitute for, GAAP measures of financial performance. For more information on our adjusted EBITDA (loss) please see the table captioned "Reconciliation of GAAP net income (loss) to Adjusted EBITDA (loss)" below. While we believe that adjusted EBITDA (loss) is useful as described above, it is incomplete and should not be used to evaluate the full performance of the Company or its prospects. Although historically infrequent, unpredictable and significantly variable and thus included in this adjustment, mergers and acquisitions expenses may occur in the future if additional acquisitions are pursued. Further, while we have incurred restructuring expense in the past, this is not a routine aspect of our operating activities and varies in amount and effect. Additionally, stock-based compensation has been, and will continue to be, a recurring expense as an important incentive component of employee compensation. GAAP net income (loss) is the most complete measure available to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our filings with the Securities and Exchange Commission, provides the full accounting for how we have decided to use resources provided to us from our customers and shareholders.

Forward Looking Statements

This press release contains forward-looking statements including, without limitation, statements about our expectations about stabilization of our business, the impact of our cost reductions, new market strategies for our sales and opportunities in our markets, and our ability to grow our customer base, revenues, and cash flow. Such statements are based on current expectations and projections about the Company's business. These statements are not guarantees of future performance and involve numerous risks and uncertainties that are difficult to predict. The Company's actual results could differ materially from those expressed in forward-looking statements for a variety of reasons, including but not limited to factors affecting our fluctuating operating results that are difficult to forecast or outside our control; our limited liquidity due to historical operating losses and negative cash flow, the effect of the current state of the manufacturing sector and other businesses of our customers; the effectiveness and unintended consequences of our restructuring actions and other expense-related matters; changes in our management team; the impact of acquisitions and strategic plans on our cash resources and operations, the Company's inability to accurately forecast or react quickly to changes in demand for our products; seasonality of results, particularly in Europe; risks of technical and commercial acceptance of the Company's new or current products; the costs of international operations, sales and suppliers and the impact of foreign currency exchange; the cyclicality of capital spending of the Company's customers and lack of long-term customer contracts; the highly competitive nature of and rapid technological change within the intelligent automation industry; the lengthy sales cycles for the Company's products; the Company's increasing investment in markets that are subject to increased regulation; risks associated with outsourced manufacturing and single sources of supply; potential delays associated with the development and introduction of new products; and potential costs of regulatory compliance.

For a discussion of risk factors relating to Adept's business, see Adept's SEC filings, including the Company's annual report on Form 10-K for the fiscal year ended June 30, 2014, which includes the discussion in Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors.

CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2014	June 30, 2013

ASSETS
Current assets:
Cash and cash equivalents	$ 7,600	$ 6,274
Restricted cash	194	—
Accounts receivable	10,974	10,848
Inventories	10,296	8,135
Other current assets	545	477
Total current assets	29,609	25,734
Property and equipment, net	1,082	1,525
Goodwill	1,493	1,493
Other intangible assets, net	796	1,040
Other assets	90	241
Total assets	$ 33,070	$ 30,033

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 7,709	$ 7,069
Accrued payroll and related expenses	2,235	1,986
Accrued warranty expenses	897	1,070
Deferred revenue	644	1,314
Accrued income tax, current	10	—
Other accrued liabilities	848	815
Total current liabilities	12,343	12,254
Long-term liabilities:
Income taxes payable	430	155
Long-term obligations	130	284
Total liabilities	12,903	12,693
Redeemable convertible preferred stock	—	7,760
Stockholders' equity	20,167	9,580
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$ 33,070	$ 30,033

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended June 30,		Year ended June 30,
	2014	2013	2014	2013
Revenues	$ 14,260	$ 13,695	$ 57,540	$ 46,816
Cost of revenues	7,655	7,393	30,920	27,696
Gross margin	6,605	6,302	26,620	19,120
	46.3%	46.0%	46.3%	40.8%
Operating expenses:
Research, development and engineering	1,578	1,756	6,758	7,634
Selling, general and administrative	5,327	4,658	19,806	18,958
Restructuring charges	—	276	—	785
Amortization of other intangible assets	61	89	244	411
Legal settlement	159	—	159	—
Impairment of intangible assets and goodwill	—	—	—	1,708
Total operating expenses	7,125	6,779	26,967	29,496
Operating income loss	(520)	(477)	(347)	(10,376)
Foreign currency exchange gain (loss)	149	(112)	350	(3)
Interest income (expense), net	(2)	4	5	(37)
Other income	2	71	2	71
Income (loss) before income taxes	(371)	(514)	10	(10,345)
Provision for (benefit from) income taxes	39	(518)	349	(320)
Net income (loss)	(410)	4	(339)	(10,025)

Effects of redeemable convertible preferred stock:
Accretion of preferred stock to redemption value	43	(24)	(239)	(73)
Dividends allocated to preferred stockholders	—	(90)	(203)	(250)
Net loss attributable to common stockholders	$ (367)	$ (110)	$ (781)	$ (10,348)

Net loss per share attributable to common stockholders:
Basic	$ (0.03)	$ (0.01)	$ (0.07)	$ (0.99)
Diluted	$ (0.03)	$ (0.01)	$ (0.07)	$ (0.99)
Number of shares used in computing net loss per share attributable to common stockholders:
Basic	13,035	10,698	11,718	10,437
Diluted	13,035	10,698	11,718	10,437

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA (Loss)
(in thousands)
(unaudited)

	Three months Ended June 30,		Year Ended June 30,
	2014	2013	2014	2013

Net income (loss)	$ (410)	$ 4	$ (339)	$ (10,025)
Interest income (expense), net	(2)	4	5	(37)
Provision for (benefit from) income taxes	39	(518)	349	(320)
Depreciation and amortization	274	322	1,095	1,377
Stock compensation expense	382	166	2,022	836
Restructuring and impairment charges	—	276	—	2,493
Adjusted EBITDA (loss)	$ 287	$ 246	$ 3,122	$ (5,602)
CONTACT: Seth Halio
         Chief Financial Officer
         925-245-3400
         Investor.relations@adept.com